Exhibit 99.1

Polymer Group, Inc.
4055 Faber Place Dr.
Suite 201
N. Charleston, SC 29405
www.polymergroupinc.com
843-329-5151

PGI News Release

Polymer Group, Inc. Announces First Quarter Results;

Reports Highest Sales Level in Eleven Quarters

For Immediate Release

Thursday, May 6, 2004

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced results of operations for the first quarter ended April 3, 2004.

Operational highlights included:

•                  First quarter sales of $206.7 million represented the highest level of quarterly sales since the second quarter of 2001 and were up 5.0% over the first quarter of 2003

•                  First quarter gross profit of $38.5 million represented an increase of 15.6% over the prior year comparable period and the gross profit margin increased to 18.6% from 16.9% for the first quarter of 2003

•                  First quarter operating income was up 18.5% to $10.8 million compared to $9.1 million in first quarter of 2003.

Net sales for the first quarter of 2004 were $206.7 million compared to $197.0 million in the first quarter of 2003.  Gross profit was $38.5 million for the first quarter, representing a gross profit margin of 18.6% compared to $33.3 million and 16.9%, respectively, for the same period in 2003.

Operating income for the first quarter of 2004 was $10.8 million compared to $9.1 million for the first quarter of 2003.  Operating income in the first quarter of 2004 included $0.6 million of plant realignment costs whereas the comparable period of 2003 included $0.01 million of such charges.

The company continued to make improvements in working capital during the quarter.  Working capital, defined as net accounts receivable plus net inventories less trade accounts payable, represented 20.4% of annualized sales at the end of the quarter compared to 24.4% of annualized sales at the end of the first quarter of 2003 and 21.9% at the end of the fourth quarter of 2003.

Polymer Group’s Chief Executive Officer, James L. Schaeffer, stated, “The strong sales we achieved during the first quarter is a result of the momentum we began to build during the second half of 2003.  We continued to improve our operating income through improved manufacturing efficiency combined with increased volume from new business development initiatives.  In addition to base business volume increases, our new line in Mexico was ramping up during the first quarter and is now at full commercial production.

We are focused on achieving continued improvement throughout the year.  Now that our bank debt refinancing is complete, we expect this initiative alone to positively impact our profitability and balance sheet going forward,” Schaeffer said.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the follow: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the Company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; (iii) information and technological advances; (iv) cost and availability of raw materials, labor and natural and other resources; (v) domestic and foreign competition; and (vi) reliance on major customers and suppliers.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

P O L Y M E R  G R O U P,  I N C.

Consolidated Statement of Operations (Unaudited)

Three Months Ended April 3, 2004,

One Month Ended March 29, 2003

Two Months Ended March 1, 2003

(In Thousands, Except Per Share Data)

For financial reporting purposes, the Company reported operating results for the periods prior to March 1, 2003, as “Predecessor” and for the period on and subsequent to March 1, 2003, as “Successor.”  The total results for the three months ended March 29, 2003 can be derived by adding the amounts under the Successor column for the one month ended March 29, 2003 to the amounts under the Predecessor column for the two months ended March 1, 2003.

	Successor		Predecessor
	Three Months Ended April 3, 2004	One Month Ended March 29, 2003	Two Months Ended March 1, 2003

Net sales	$206,742	$64,067	$132,909

Cost of goods sold	168,263	52,629	111,075

Gross profit	38,479	11,438	21,834

Selling, general and administrative expenses	27,136	8,179	16,004

Plant realignment	584	8	4

Operating income	10,759	3,251	5,826

Other expense (income):
Interest expense, net	15,177	3,760	10,665
Investment gain, net	—	—	(291)
Minority interests	482	200	441
Foreign currency and other	1,385	(231)	1,434
	17,044	3,729	12,249

Loss before reorganization items and income taxes	(6,285)	(478)	(6,423)

Reorganization items, net gain	—	—	(540,479)

(Loss) income before income tax expense	(6,285)	(478)	534,056

Income tax expense	2,485	871	1,692

Net (loss) income	$(8,770)	$(1,349)	$532,364

Average common shares outstanding	8,787	8,645	32,004

Net (loss) income per common share-basic and diluted	$(1.00)	$(0.16)	$16.63

Depreciation and amortization expense included in operating income	$12,677	$3,871	$7,387

P O L Y M E R  G R O U P,  I N C.

Condensed Consolidated Balance Sheets

(In Thousands)

	April 3, 2004	January 3, 2004
	(Unaudited)

A S S E T S

Current assets
Cash and cash equivalents	$15,166	$21,336
Accounts receivable, net	127,378	121,146
Inventories	102,443	96,513
Other	23,812	20,697
Total current assets	268,799	259,692

Property, plant and equipment, net	406,557	416,508
Intangibles and loan acquisition costs, net	31,634	33,560
Other	8,656	11,550
Total assets	$715,646	$721,310

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y

Current liabilities
Accounts payable	$60,799	$57,091
Accrued expenses and other	42,796	41,040
Current portion of debt and short term borrowings	12,397	42,455
	115,992	140,586

Long-term debt, less current portion	473,039	440,992
Other non-current liabilities	60,879	66,381
Total liabilities	649,910	647,959
Minority interests	14,633	14,151

Shareholders’ equity	51,103	59,200
Total liabilities and shareholders’ equity	$715,646	$721,310